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                                                                   EXHIBIT 10.3
                                      AGREEMENT


This agreement is between Merit Microwave, Inc., Peter A. Weisskopf and Radyne Inc. This agreement is for the sale of assets of Merit Microwave, Inc. (Merit) to the Radyne Inc. (Radyne). This agreement also contains the terms and conditions for Radyne to assume the manufacturing rights to the Merit product line and to provide an employment contract for Peter A. Weisskopf.

Warranties

Merit warrants that it is authorized to enter into this agreement and that the intellectual properties and other assets described herein are the property of Merit Microwave, Inc.

Radyne warrants that it is authorized to enter into this agreement and has the capacity to meet the terms of the described sale.

The Terms of the sale are as follows:

1. Merit agrees to sell the inventory and capital equipment assets outlined in the attachment to Radyne for $60,000 in cash payable in 4 quarterly installments and 150,000 unrestricted shares, within legal requirements, of Radyne common stock to be transferred to Merit Microwave, Inc. c/o Peter A. Weisskopf. Seventy five thousand (75,000) shares will be due as soon as practical after execution of this agreement. The remaining 75,000 shares will vest and be due in three increments, each twenty five thousand (25,000) shares for each 6 months of employment of Peter A. Weisskopf. In the event that Radyne is unable to issue stock to Merit c/o Peter Weisskopf within 6 months of this agreement, Radyne will instead pay merit $60,000 in cash. If treasury stock in Radyne is available for issuance to Merit as described above, then the cash settlement is not optional.

2. Peter A. Weisskopf accepts the Radyne employment offer as president of the Radyne Microwave Products Division. Peter Weisskopf will have P&L responsibility for the translator and frequency converter products at an annual salary of $75,000. Peter Weisskopf agrees to provide 1 year minimum service and Radyne agrees to provide employment for period not less than 1 year. Completion of this first year of service are not grounds for termination.

3. Merit shall provide a leased Tektronix 2782 33 GHz Color Spectrum Analyzer ($37,673 36 month lease/purchase though AT&T Capital, lease #397855) to Radyne under the following sublease agreement:


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Radyne shall assume the remaining 21 lease payments of $1382.23 each payable to Merit. At the end of the lease period Merit shall offer title of this equipment to Radyne for the buy-out sum of $15,000. Radyne has the right to refuse the terms of the buy-out in which case Merit may then assume title to the equipment. If the employment of Peter Weisskopf terminates for whatever reason before maturity of the lease, Merit will retain possession of the equipment and shall resume the lease payments.

The following terms and conditions shall also apply:

4. Radyne agrees to offer full-time employment opportunity to the two existing staff of Merit at a salary not less than currently being paid by Merit, which is $10/Hr for an electronics assembler and $35,000 per year for an engineer.

5. Merit shall retain all rights to existing designs and intellectual property of Merit as outlined in the attached schedule. Merit agrees not to compete with Radyne with these existing designs for the duration of the terms of this agreement.

6. This agreement, and while it is in effect, grants Radyne the unlimited rights to manufacture and market all modules, submodules, and especially the Merit Test Translator product line as outlined in the existing designs and intellectual property schedule of paragraph 5. Peter Weisskopf, as an employee of Radyne shall provide the existing as-is drawings, designs and engineering assistance to manufacture and sell these products through Radyne.
 Peter Weisskopf has the right to make modifications and improvements to the product line while at Radyne and this ongoing engineering shall not render the Merit name or product line obsolete, and as such shall not alter the provisions for royalties outlined paragraph 10.

7. Peter Weisskopf agrees to freely submit all ongoing synthesizer and frequency converter designs as outlined in the attached schedule at Merit for use by the Radyne microwave products division. Merit shall retain rights to this technology but shall grant unlimited shop rights of this intellectual property to Radyne to use in new products. All new designs and products are the property of Radyne and are not transferable to Merit upon termination of this agreement.

8. As the sole authorized manufacturer of the Merit product line, Radyne agrees to retain the Merit name and logo on the translator product line and assumes all liability for warranty repair and customer support for existing customers. The Merit name, if other than currently used (with the exception of the Radyne below it) will require approval by Peter Weisskopf.

9. Merit shall discontinue all marketing and sales of test translator products while Peter Weisskopf is employed at Radyne. Sales of Merit products invoiced on or after execution of this agreement and after Peter Weisskopf begins active employment at Radyne become the revenues of Radyne. Although the business activity of Merit will be sharply curtailed by the sale of assets and the assignment of Peter Weisskopf to employment status at Radyne,

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maintaining the corporate status of Merit as required shall not be deemed as a conflict of interest.

10. For as long as Radyne manufactures Merit translator products and while Peter Weisskopf is an employee of Radyne, Radyne shall pay royalties to Merit at the following:

    LTT6400 C-band or any Single LO Translator              $400.00
    LTT8400B DSCS Translator or any dual LO translator      $500.00
    LTT1450G Ku-band Global Translator                      $600.00
    LTT1468G Triband Test Translator                       $1200.00

These rates are determined from current equipment pricelists. The rates may be changed in response to either an increase or decrease in the sale price of the equipment to ensure that the royalty will not be greater than 10% or less than 5% of the selling price.

11. The royalty terms of this agreement are contingent upon Peter Weisskopf providing one year of employment service to Radyne. The sales of assets and capital equipment are deemed final upon execution of this agreement. If Peter Weisskopf voluntarily leaves Radyne before the end of the first year, Radyne is permitted to manufacture and sell the Merit products for one year after that date and is not required to pay royalties. If Peter Weisskopf voluntarily leaves Radyne after the first year, Radyne is still liable for royalty payments and has the right to sell Merit Translator products for up to one year after that date. At this time, Radyne may negotiate an agreement whereby the manufacturing rights can be extended indefinitely though an extend royalty agreement or through a mutually agreed upon cash settlement.

12. If Peter Weisskopf's employment with Radyne is involuntarily terminated at any time without cause or is not due to a breach of any terms of this agreement, then Radyne shall at the time of termination relinquish its rights to those existing designs and intellectual property as outlined in the attached schedule. At this time, Merit may negotiate a licensing agreement for the continued manufacture and sales of these designs by Radyne.

13. If at any time Radyne has documented cause, or if they can substantiate a breech of the terms of this agreement, and as a result terminate Peter Weisskopf's employment with Radyne, then Merit will be ineligible for royalties and Radyne shall be permitted to manufacture the existing designs and intellectual property for one year after termination. After one year of termination, Merit may negotiate a licensing agreement for the continued manufacture and sale of these designs by Radyne. If no agreement for the disposition of the existing designs can be met then Radyne will relinquish its right to those existing designs and intellectual property.

   14. If the Radyne shares issued to Merit through this agreement are recalled due to a merger, then shares of equal value in the surviving entity must be issued to Merit. Radyne, Inc. is the parent company of Radyne Corporation and is a wholly owned subsidiary of ETS. ETS, though not a part to this agreement, has voiced its approval of this agreement.


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This Agreement is made on this 7th day of June, 1995, between Merit Microwave
Inc., Peter A. Weisskopf, and Radyne Inc.


                                  Radyne Inc.

                                  By /s/ R.C. FITTING
                                     ----------------

                                  Its President

                                  Merit Microwave, Inc.

                                  By /s/ PETER A. WEISSKOPF
                                     ----------------------

                                  Its President


                                  /s/ PETER A. WEISSKOPF
                                  ----------------------
                                  Peter A. Weisskopf